Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated March 1, 2010, relating to the consolidated financial statements and financial statement schedule of Public Service Company of Colorado and subsidiaries, and the effectiveness of Public Service Company of Colorado’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Public Service Company of Colorado and subsidiaries for the year ended December 31, 2009, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
Minneapolis, Minnesota
October 1, 2010